Issuer Free Writing Prospectus dated January 16, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated January 10, 2025
Registration Statement No. 333-282566

VANTAGE CORP

Vantage Corp

Investor Presentation

NYSEAM: VNTG

January 2025



Forward Looking Statement

This presentation includes statements that are, or may be deemed, "forward-looking statements". In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects, ""plans,"" intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our expectations regarding demand for and market acceptance of our services; competition in our industry; and government policies and regulations relating to our industry as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the registration statement on Form F-1 (File No. 333-282566) initially filed with the Securities and Exchange Commission (the "SEC") on October 9, 2024 as amended thereafter, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

This investor presentation provides basic information about the Vantage Corp and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements.

Free Writing Prospectus Statements

This free writing prospectus relates to the proposed initial public offering of Class A ordinary shares of Vantage Corp (the "Company"), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2027160/000149315224046942/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Network 1 Financial Securities Inc., The Galleria, Building 2, Penthouse 2 Bridge Avenue, Red Bank, New Jersey 07701-1106, Attention Adam Pasholk, email adampasholk@netw1.com or telephone at (732) 758-9001

Offering Summary

Issuer:	Vantage Corp
Proposed Listing Symbol:	NYSE American: VNTG
Shares Offered:	3,250,000 Class A Ordinary Shares or 3,737,500 Class A Ordinary Shares if the Underwriters exercise their option to purchase additional Class A Ordinary Shares within 45 days of the date of this prospectus from us in full
Expected Price:	Estimated US$4.00 - US$5.00 Per Class A Ordinary Share
Expected Offering Size:	$13 - $16.25 million
Over-Allotment:	15%
Use of Proceeds:	• 40% for global expansion, including new offices in USA and Europe; • 10% for talent acquisition and growth; • 20% for digitalization and improvement of IT and further development of digital products, including the further development of Opswiz. • 30% for working capital, capital towards diversification, corporate strengthening and other general corporate purposes.
Sole Book-Runner:	Network 1 Financial Securities, Inc.

About Vantage Corp

Rooted in our expansive network and decades of collective experience within the marine sector, we have emerged as a trusted intermediary, facilitating transactions between shipowners and charterers across diverse segments of the tanker market and ensuring smooth logistical flow for cargo deliveries to timely demurrage and claims settlements.

As a pivotal link between oil companies, traders, shipowners, and commercial managers, our suite of shipbroking services is designed to optimize outcomes for our clients, offering a holistic approach to addressing their needs and objectives.

Corporate Structure


Vantage Corp (Cayman Islands)
Vantage (BVI) Corporation
Vantage Shipbrokers Pte. Ltd. (Singapore)
Vantage Nexus Commercial Brokers Co L.L.C. (Dubai)

Ownership Structure


Insiders (Management/Directors)
Minority Shareholders
IPO Shareholders

Diagram illustrates the ownership structure of the Company immediately after giving effect to the Reorganization and this offering (and assumes no exercise by the Underwriters of their over-allotment option)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Services

Comprehensive suite of shipbroking services, operational support, and consultancy services to optimize outcomes for clients, while serving as a pivotal link between oil companies, traders, shipowners, and commercial managers.



Brokerage, Communications, and Negotiations

- Shipbroking services tailored to our clients' needs
- Central conduit for communication to facilitate transparent, effective, and aligned negotiation dialogue



Contract Management and Resolution

- Proactive management of entire contract lifecycle to minimize disruptions, enhance operational efficiency, and foster seamless execution and delivery
- Provide expertise on demurrage and claims negotiations and resolutions



Consultancy and Market Analysis

- Provide strategic guidance on market trends to identify lucrative and growth opportunities for clients
- Actionable market intelligence to clients, empowering informed decision-making and strategic planning
- Optimize operations, navigate complex logistical challenges through proactive analysis and data-driven insights

Total Addressable Market

Expanding Global Shipbroking Market [1]

- *$1.56 Billion Global Shipbroking Market*
- *Oil Tanker: $422M (27%) of Global Shipbroking Market*
- *Asia Pacific Region represents ~24.8% of total shipbroking market*
- *Singapore represents 53% of total APAC region market*

Global Shipbroking Market [2]



$1,850
$1,800
$1,750
$1,700
$1,650
$1,600
$1,550
$1,500
$1,450
$1,400
$1,562.46
$1,606.21
$1,651.99
$1,700.23
$1,751.92
$1,806.58
2022
2023
2024
2025
2026
2027
Market Size
Growth Rate



Oil Tanker (27%)
$422M
3.3% CAGR
(2022-2027)
Other (37%)
$580M
Bulker (36%)
$561M



Shipbroking Market by Region[1,2]
$47.34
$163.28
$83.12
APAC $387.49
$881.23
$182.81
Singapore $204.68
Europe
South America
North America
MEA
APAC
Singapore
Other

[1] 2022 Data
[2] Results in $mm

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Diversified Customer Profile

Target Market

Five Tanker Market Division

- Dirty Petroleum Products (DPP): transportation of crude and heavy oils
- Clean Petroleum Products (CPP): transportation of refined fuels (gasoline, jet fuel, diesel, naphtha)
- Petrochemicals: transportation of petrochemicals by a specialized chemical tanker fleet
- Biofuels and Vegetable Oils: transportation of vegetable oils as well as biofuels
- Projects: long-term charter agreements and sales & projects

[1]Results as of March 31, 2024
[2]Results as of March 31, 2022

Our Customers[1]

- Customer base of approximately 258 entities
- Ten largest customers represent 43% of total revenues
- No single customer accounts for more than 10% of total revenue
- Balanced customer portfolio and segment concentration to manage fluctuating segment trading activity and business cycle

Customer Segments[2]



Multinational Oil Companies
Trading House
National Oil Companies
Producers
37%
29%
23%
11%

Comprehensive Product & Service Coverage

The Future	**Renewable and Low Carbon Energy Markets** Positioned to capture growing shipping demand for low carbon fuel alternatives (biofuels, vegetable oils, LNG) amidst global push for lower carbon emissions and climate-change regulations.	
Current Market	**Traditional Oil Markets** Strong foothold in DPP, CPP, and Petrochemicals freight markets to capture continued fossil fuel transport demand into the next decade.	
Value Add	**Data Analytics & Consultancy Services** Recognized leaders for actionable market insights. Pioneers leading the development and integration of IT technologies in the oil tanker shipbroking market.	



Innovative Technology Development & Commercialization

Opswiz is a cloud-based operational control program, aimed at optimizing workflows across the front and backed desks, whilst enhancing visibility and accessibility to critical data to increase productivity.

70% of qualifying development cost supported by **Singapore government grant**.

Monetization via licensing system targeted for **end of 2024.**

Centralized and automated workflows across all offices optimize resources and provide real-time data for enhanced decision-making and agile market responses.

Key Features:

- Cloud-based, centralized system to consolidated all contract data
- Access to real-time contract information across commercial, operations, claims, settlements, and accounts department
- Enhances visibility and accessibility to critical data, facilitating quick retrieval of information and improving efficiency across the organization


opswiz.io
Claims
Opswiz
Operations

Business Flow

Our strategic step-by-step process with client engagements:

1. Client Acquisition and Engagement
2. Needs Assessment and Consultation
3. Market Analysis and Research
4. Listing and Matching
5. Negotiation and Contracting
6. Transaction Execution and Documentation
7. Post-Transaction Support and Relationship Management
8. Research and Advisory Services


Shipowner
Shipbroker
Charterer
Negotiations
Charterparty
Execution
INVOICE
Freight & Brokerage Commission
Negotiations
CLAIM
Demurrage & Claims Brokerage Commission
Optimal ship to cargo match Facilitate & conclude terms negotiations
Ensure smooth logistics flow and pre-empt issues Facilitate issue resolution
Facilitate demurrage & claims resolution

Ship Broking Revenue Model

Ship broking revenue is primarily commission-based (calculated on the value of the charter or transaction contract), paid by the shipowners, and recognized at a specific point in time, depending on the charter type.

Period charters: Commission as a percentage of total hire paid by the charterer to the shipowner on a periodic basis.

Freight transport: Commission as a percentage of the freight and demurrage paid by the charterer to the shipowner.

Sale & Purchase : Commission as a percentage of the purchase price in the tanker sale and purchase transactions.

Multiple performance obligation contracts (COA): The transaction price is agreed across different stages of completion. Commission is recognized on each stage's price.

Time charters: Commission is recognized over the charter period in pre-agreed time blocks.

Single performance obligation contracts: Commission is recognized at the end of the performance obligation.

Sale & Purchase: Commission is recognized upon completion of transaction.

COMMISSION

Vantage Singapore

Subsidiary, also known as Vantage Shipbrokers Pte. Ltd., was founded in 2012 as the genesis of Vantage Corp.

Provided services in CPP, DPP, Petrochemicals, Veg Oils & BioFuels, as well as Sales & Projects, Period Charters, Operations and Research Advisory

Received a grant from Enterprise Singapore, a Singapore governmental agency, to develop Opswiz

Planned expansion to strengthen capabilities of Singapore broker team and to tap into new opportunities within the energy and shipping sectors

52 employees



Vantage Dubai

Subsidiary, also known as Vantage Nexus Commercial Brokers Co L.L.C, incorporated in June 2023

Services in DPP and CPP

Planned coverage expansion into biofuels/vegetable oils and petrochemicals in 2025

Planned expansion of Dubai team to bolster presence in the Middle East Gulf region, including a team specializing in data analytics

Vantage Dubai to establish vital bridge for data integration across subsidiaries, enhance operational synergies, and facilitate streamlined decision-making

7 employees



Global Expansion

2012 **Vantage Shipbrokers Pte Ltd** (Singapore) founded

2023 **Vantage Nexus Commercia Brokers Co. LLC** (Dubai) incorporated

2025 ***Houston Planned Expansion****, operational by 2026*

2027 ***Geneva Planned Expansion****, operational by 2028*



Growth Strategy

Existing Service Expansion

Geographical expansion into key markets by setting up satellite offices to

- align with global time zones,
- explore new energy and shipping sector opportunities,
- serve as local hubs to understand regional nuances and cultural contexts, and forge strong clients and partner relationships,
- intensify strategic cooperation amongst subsidiaries, create synergies to drive further growth

Increase Product & Service Scope

Creation of new divisions to

- address shift from fossil fuel dependency,
- enhance competitive advantage
- service the needs of *carbon trading* and *renewable energy*

Investment in IT-based technology to

- improve suite of Research offerings,
- improve workflow efficiency, ensure data accuracy and security, and
- streamline communication platforms and transaction management systems

Cost Management

Leverage unified IT data systems to better manage data acquisition and enhance data insights and intelligence.

Strategic talent acquisition of experienced brokers with a proven track record across each operational region to ensure bottom-line returns.

Economies of scale in service provision and expertise consolidation through shared resources and infrastructure across regions.

Why Vantage Corp

Strategic team-based structure, with five specialized divisions and an employee retention program, fosters client trust, service continuity, and competitive advantage through experienced broker retention.

Strategic network and partnerships with key industry stakeholders, especially in the Asian markets, to access valuable market insights, charter opportunities, and collaboration prospects, strengthening our reputation and expanding our reach.


VANTAGE
CORP

Specialized expertise across tanker market segments enables us to navigate complex logistics and regulations, offering tailored solutions and strategic advice that make us trusted advisors in the industry. Strategic use of data analytics to support consultancy service and continuously adapt to industry trends and market dynamics.

Oil tanker industry pioneer in technological development, implementation, and investments to enhance efficiency, data access, and productivity across teams. Development of an in-house research and IT team, leading to development of tanker-focused software, **OpsWiz**.

Forward looking strategies with comprehensive service coverage that enables us to remain relevant in a changing economy. Venturing into new sectors outside of traditional oils and gas, such as renewable energy.

Audited Financial Highlights

Fiscal Year Ended March 31, 2024

$20.0M
Revenues

$9.44M
Gross Profit

$4.95M
Net Income

$16.6M
Cash & Equivalents

Commission Revenue Breakdown

Service	March 31, 2024
Freight Commission	$17,961,698
Demurrage Commission	$1,628,297
Deviation & Other Commission	$409,299
Total:	**$19,999,294**

Note: For the year ended Mar 31, 2024

Customer Segments[1]


Multinational Oil Companies
Trading House
National Oil Companies
Producers
37%
29%
23%
11%

[1]Results as of March 31, 2022

Unaudited Financial Highlights

Six Months Ended September 30, 2024

$10.4M
Revenues

$7.15M
Gross Profit

$4.73M
Net Income

$9.5M
Cash & Equivalents

Commission Revenue Breakdown

Service	September 30, 2024
Freight Commission	$9,407,446
Demurrage Commission	$827,663
Deviation & Other Commission	$192,270
Total:	**$10,427,379**

Note: Results based on Six Months ended Sep 30, 2024

Customer Segments[1]



Multinational Oil Companies
Trading House
National Oil Companies
Producers
37%
29%
23%
11%

[1]Results as of March 31, 2022

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Management Team



Andresian D'Rozario
CEO, Director, Chairman of the board

- Co-Founder & CEO since inception
- Spearheads research, long-term growth, IT system development
- 20+ years of maritime experience



Lim Li Lian
CFO

- 20+ years of financial systems, strategies, processes and controls
- Vantage Singapore Financial Controller
- Oversees financial functions, tax, and corporate secretarial matters of Vantage Dubai
- Chartered Accountant of Singapore
- The Association of Chartered Certified Accountants Qualification ('03)



Lowell Ho
Director

- Co-Founder & Director since inception
- Spearheads development and management of the Chemicals and Specialized tanker segment
- 17 years of shipbroking experience
- Bachelors in Business Administration (Honours) – NUS ('99)



Quah Choong Hua
Managing Partner

- Co-Founder & Managing Partner since inception
- 20+ years of shipbroking managerial roles



James Francis Jr.
Managing Partner

- Co-Founder & Managing Partner since inception
- 25+ years of spot shipbroking experience



Randy Yong
Managing Partner

- Co-Founder & Managing Partner since inception
- 20+ years of shipbroking managerial roles

Independent Directors[1]



Benjamin Choo
Independent Director

- Chair for Nominating and Corporate Governance Committee
- Bachelor of Law from National University of Singapore ('01)
- Director at Genesis Law Corporation
- 15+ years of experience as Director at various legal firms



Jensen Per Juul
Independent Director

- 40+ years of experience in the shipping industry
- Held leadership roles at major international shipping companies
- Specializes in chartering, managing large teams and developing business strategies



Raymond Tan
Independent Director

- Chair for Audit Committee and Compensation Committee
- Bachelor of Accountancy from Nanyang Technological University ('03)
- Chartered Accountant of Singapore
- Certified Internal Auditor from the Institute of Internal Auditors
- 8+ years of experience as Director at various companies, including NYSE and NASDAQ companies

1. Accepted Independent Director appointments which will be effective immediately upon effectiveness of the Registration Statement.

Contact Us

Investor Relations

Gateway Group

(949) 574-3860

VNTG@gateway-grp.com

Lead Underwriter

Network 1 Financial Securities, Inc.

(732) 758-9001

adampasholk@netw1.com